Exhibit 4(D)

TIAA-CREF Life Insurance Company

730 Third Avenue, New York, N.Y. 10017-3206

Telephone: [877-694-0305]

TIAA-CREF Investment Horizon Annuity Contract

Traditional IRA

Contract Number	[0-800135-6]
Date of Issue	[01 01 2008]	Annuitant [Jane J. Doe]
mo day year

This is a contract between you, the annuitant, and TIAA-CREF Life Insurance Company (“TIAA-CREF Life,” “we,” “us”). This page refers briefly to some of the features of this contract. The next pages set forth in detail the rights and obligations of both TIAA-CREF Life and you under this contract.

PLEASE READ YOUR CONTRACT. IT IS IMPORTANT.

General Description

This is a flexible premium deferred annuity contract. All premiums for this contract must be Individual Retirement Account (IRA) amounts that meet the requirements of the Internal Revenue Code. You may allocate your premiums among the available fixed term deposits, as described in part D and/or to the Flexible Lifetime Income Option (FLIO) accounts, as described in Part F. We will from time to time declare which fixed term deposits are available and specify the total interest rates that are applicable to them. Your contract accumulation is made up of your combined fixed term deposit accumulations plus any short-term holding account accumulation. You may withdraw all or part of your contract accumulation.

You may elect to receive income from the income options, as described in Part E and Part F.

A market value adjustment applies to withdrawals made more than thirty days prior to maturity of a fixed term deposit, and to fixed term deposits that are used to provide income benefits that begin more than one year prior to maturity of the fixed term deposit. In addition, a market value adjustment applies to withdrawals from a FLIO account balance. The market value adjustment formulas may result in both upward or downward adjustments in withdrawal values and income amounts.

If you die while there is a contract accumulation available under your contract, we will pay your contract accumulation to your beneficiary(ies). A FLIO death benefit will be payable to your beneficiary(ies), as described in Part G.

This contract does not provide for loans.

We may stop accepting premiums under this contract and accept premiums under a substitute contract. The substitute contract may differ in guaranteed interest rates, annuity purchase rates, surrender charges and market value adjustments.

30 Day Right to Examine Your Contract. You have 30 days from the day you receive this contract to examine and cancel it. If you decide to cancel this contract, send it and your request to cancel to TIAA-CREF Life at the address above. Upon receipt of such request, we will refund all premiums paid to any fixed term deposits. We will also refund all allocations to any FLIO accounts less any FLIO payments made as of the date we receive such request. As of that date, the contract will then be void and no benefits will be provided under it.

If you have any questions about your contract or need help to resolve a problem, you can contact us at the address or telephone number above.

[	Corporate Secretary	]	[	President & Chief Executive Officer	]

Flexible Premium Deferred Annuity

Fixed Accumulation and Income Benefit

Nonparticipating

TCL-MVA2	Page 1

Your TIAA-CREF Investment Horizon Annuity Contract

Index of Provisions

Section

Additional Amounts	32

Annuity Starting Date	1

Annuity Purchase Rates	82
Assignment – Void and of No Effect	68

Beneficiaries	2

Benefits Based on Incorrect Age	76

Business Day	3

Claims of Creditors	69

Compensation	5
Commuted Value	4

Contract	22-23

Accumulation	33
Correspondence and Requests for Benefits	80

Death Benefit	6, 49-51

Distribution Requirements	58-64

Exclusive Benefit	70
Elections and Changes – Procedure	73

Fixed Term Deposit	7, 28-30

Accumulation	31

Market Value Adjustment	36, 50, 53, 56

Market Value Adjustment Rate	83

Flexible Lifetime Income Option (FLIO)	8, 43

FLIO Account	39
Balance	46
FLIO Annuity Purchase Rate	85
FLIO Death Benefit	48
FLIO Market Value Adjustment Rate	87
FLIO Income Security Date	44

FLIO Payments	40-41

FLIO Second Annuitant	42
FLIO Surrender Charge	86
General Account	9

Income Benefit	10, 35-38

Income Options	38

Section

IRA	11
IRA Amount	25
IRC	12
Laws and Regulations – Compliance with	78
Loans – Not available	66
Minimum Accumulation Interest Rate	81
Minimum FLIO Account Balance Interest Rate	84
Non-Forfeiture of Benefits	70
Ownership	67
Payment to an Estate, Guardian, Trustee, etc.	74

Premiums	24, 26

Premium Received in Error	72
Premium Tax	27
Proceeds	13
Proof of Survival	77

Rate Schedule	81-87

Definition	14
Report of Accumulation	65
Required Beginning Date	15
Right to Amend	79
Right to Examine Period	16
Right to a Tax-free Rollover	71
Second Annuitant	17
Service of Process upon TIAA-CREF Life	75
Separate Account	18
Short-Term Holding Account	19
Accumulation, Reallocation of	34
Term	20
Total FLIO Account Balance Interest Rate	45
Total Interest Rate	21

Withdrawals	52-55

FLIO Account Withdrawals	47
Systematic Interest	56
To Satisfy Required Distributions	57

TCL-MVA2	Page 2

Your TIAA-CREF Investment Horizon Annuity Contract

Part A: Annuitant Data

	Contract Number	Date of Issue
	[ 0-800135-6	01 01 2008
mo day year

	Name	Date of Birth
Annuitant	[Jane J. Doe	11 15 1950 ]
mo day year

This contract was made and delivered in the [state of State]. The validity and effect of the contract are governed by the laws there in force.

The separate account is designated as [“TIAA-CREF Life MVA-1”].

The minimum accumulation interest rate to be credited to the short-term holding account and to any fixed term deposits is [3.0%].

The minimum FLIO account balance interest rate is shown in section 84.

The fixed term deposit market value adjustment rate is shown in section 83.

The FLIO surrender charge rate is shown in section 86.

The FLIO market value adjustment rate is shown in section 87.

TCL-MVA2	Page 3

Your TIAA-CREF Investment Horizon Annuity Contract

This page is intentionally blank.

TCL-MVA2	Page 4

Your TIAA-CREF Investment Horizon Annuity Contract

Part B: Definitions

1.	The Annuity Starting Date is the date on which you begin to receive income benefits under an income option.

2.	Beneficiaries are persons you name, in a form satisfactory to us, to receive any benefits due upon your death or the death of the last surviving annuitant under a two-life annuity income option.

At any time you may name, change, add or delete beneficiaries, by written notice to us, as explained in section 73.

You can name two classes of beneficiaries, primary and contingent, which set the priority of payment. Any primary beneficiaries who are alive when benefits become available are your “beneficiaries.” If no primary beneficiary is then alive, any surviving contingent beneficiaries are your “beneficiaries.” If a class contains more than one person, the then-living persons in the class will share the available benefits equally unless you provide otherwise. The shares of any beneficiaries in a class who are not alive when benefits become available will be allocated in equal shares to the beneficiaries in such class who are alive, even if you’ve provided for these beneficiaries to receive unequal shares.

No living beneficiaries. If none of the beneficiaries you named is alive when benefits become available, or you never named a beneficiary, the benefit will be paid to your estate.

Payments after the death of a beneficiary. Any periodic payments or other amounts remaining due after the death of a beneficiary during a guaranteed or fixed period will be paid to the payee named to receive them. The commuted value of these payments may be paid in one sum unless you direct us otherwise. The payee designated to receive these payments is named at the time the payment method is chosen.

If no payee has been named to receive these payments, or if no one so named is living at the death of the beneficiary, the commuted value will be paid in one sum to the beneficiary’s estate.

If a payee receiving these payments dies before the end of the guaranteed or fixed period, the commuted value of any payments still due that person will be paid to any other payee named to receive it. If no one has been so named, the commuted value will be paid to the estate of the last payee who was receiving these payments.

3.	A Business Day is any day that the New York Stock Exchange is open for trading. A business day ends at 4:00 p.m. Eastern time, or an earlier time if we so notify you, or when trading closes on the New York Stock Exchange, if earlier.

4.	The Commuted Value of an annuity is an amount paid in a lump sum instead of in a series of payments. The commuted value is available only as described in section 2 and section 74. The effective date of the calculation of the commuted value is the business day in which we receive the request for a commuted value, in a form acceptable to us.

The commuted value of an annuity is the sum of the payments less the interest that would have been earned from the effective date of the commuted value to the date each payment would have been made. The interest rate used is the same as that used to determine the guaranteed amount of the annuity payments.

5.

Compensation is defined as wages, salaries, professional fees or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid to salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses) and includes earned income, as defined in IRC section 401(c)(2) (reduced by the deduction you take for contributions made to a self-employed retirement plan). For purposes of this

TCL-MVA2	Page 5

Your TIAA-CREF Investment Horizon Annuity Contract

definition, IRC section 401(c)(2) shall be applied as if the term trade or business for purposes of IRC section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income (determined without regard to IRC section 112). Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term “compensation” shall include any amount includible in your gross income under IRC section 71 with respect to a divorce or separation instrument described in subparagraph (A) of IRC section 71(b)(2). The term “compensation” also includes any differential wage payments as defined in IRC Section 3401(h)(2). If you are married and filing a joint return, your spouse’s compensation, if it is greater than yours, will be treated as your own compensation, but only to the extent that your spouse’s compensation is not being used for purposes of your spouse making a contribution to a Roth IRA or to a deductible or nondeductible Non-Roth IRA.

6.	The Death Benefit is payable as described in Part G and in section 48.

7.	Fixed Term Deposits are portions of your contract among which you may allocate, for specified terms, your premiums, the proceeds of prior fixed term deposits and any short-term holding account accumulation, as described in sections 28-33.

8.	Flexible Lifetime Income Options (FLIOs) are available as described in Part F.

9.	The General Account consists of all of TIAA-CREF Life’s assets other than those in separate accounts.

All short-term holding account accumulations and all FLIO account balances are part of the general account.

10.	The Income Benefit is payable as described in Part E.

11.	An IRA is an individual retirement annuity as described in IRC Section 408. In the event of a conflict between IRC Section 408 and the terms of your contract, then IRC Section 408 will prevail.

If this contract is issued as an IRA annuity, the owner of the contract must be the annuitant. References to “you” mean the annuitant, except that if this is an inherited IRA within the meaning of IRC Section 408(d)(3)(C) maintained for the benefit of a designated beneficiary of a deceased individual, references to “you” are to the deceased individual.

If this contract is issued to an IRA account, the IRA trustee or custodian must be the owner of the contract. The IRA account owner must be the annuitant. The IRA account will comply with the requirements of IRC Section 408 incorporated in this contract. References to “you” mean the annuitant (or the deceased individual in the case of an inherited IRA) or, only where the context requires, the contract owner.

12.	The IRC is the Internal Revenue Code of 1986, as amended. All references to any section of the IRC shall be deemed to refer not only to such section but also to any amendment thereof and any successor statutory provisions.

13.	The Proceeds of a fixed term deposit consist of the fixed term deposit accumulation that becomes available to you upon maturity or withdrawal prior to maturity.

14.	The Rate Schedule sets forth the basis for computing the benefits available under this contract. The rate schedule is in Part K.

15.

Your Required Beginning Date is the latest date on which you can begin to receive your contract accumulation in accordance with the rules of the IRC. Generally, it is the April 1 following the calendar year in which you attain age 70 1/2.

TCL-MVA2	Page 6

Your TIAA-CREF Investment Horizon Annuity Contract

16.	Right to Examine Period. You may cancel this contract during the period described on page 1.

17.	You name a Second Annuitant if you choose an income benefit under a two-life annuity option, as explained in section 38. Under a two-life annuity option, your second annuitant will receive income payments if you die. You may name your spouse or any other person eligible under TIAA-CREF Life’s practices then in effect to be a second annuitant. Under a two-life annuity option, your life and the life of the second annuitant are used in determining the income benefit.

18.	The Separate Account, designated as shown on page 3, was established by us in accordance with New York law to provide benefits from this contract and other similar contracts. The assets and liabilities of the separate account are segregated from the assets and liabilities of the general account and from the assets and liabilities of any other TIAA-CREF Life separate account.

All fixed term deposit accumulations are part of the separate account.

19.	The Short-term Holding Account is a portion of your contract containing all contract accumulations other than fixed term deposit accumulations.

20.	A Term is a period of time, in whole years, specified for a fixed term deposit. The shortest term available will be not less than one year. The longest term available will be not more than ten years.

21.	The Total Interest Rate applicable to a fixed term deposit equals the total effective annual interest rate we credit to that fixed term deposit for the entire term. The total interest rate applicable to the short-term holding account equals the total effective annual interest rate we credit to the short-term holding account during the applicable period of time.

Total interest rates are declared under applicable schedules of rates by TIAA-CREF Life, as described in section 32. The total interest rate applicable to any portion of your contract accumulation will never be less than the minimum accumulation interest rate shown on page 3.

Part C: Contract and Premiums

22.	The Contract. This document and the attached application are the entire contract between you and TIAA-CREF Life. We have issued it in return for your completed application and the first premium. Any endorsement to or amendment of this contract or waiver of any of its provisions will be valid only if in writing and signed by an executive officer of TIAA-CREF Life. All benefits are payable at our home office in New York, NY or an administrative office designated by us. This contract is incontestable.

23.	Protection Against Contract Termination or Forfeiture. At any time after the second anniversary of the date of issue, if the amount of monthly income benefit that would be provided by your accumulation under the one-life annuity option as of your required beginning date, as described in section 37, would be less than $20, and you have no active income options in the process of payment, then we may pay you your accumulation and terminate this contract. Otherwise, your rights under this contract will remain in force.

24.	Premiums. All premiums for this contract must be IRA amounts. Premiums paid to the fixed term deposits cannot be less than $5,000 and we reserve the right to increase this minimum in the future. Premiums paid to establish a FLIO account cannot be less than $25,000. We reserve the right to limit total premiums under this contract to $500,000 in any calendar year. We may stop accepting premiums under this contract provided that:

A)	you have been given three months’ written notice; and

TCL-MVA2	Page 7

Your TIAA-CREF Investment Horizon Annuity Contract

B)	we accept premiums under a new TIAA-CREF Life deferred annuity contract issued to you with the same beneficiary and methods of benefit payment as those under this contract at the time of substitution. Such new contract may have lower guaranteed interest rates and different annuity purchase rates, surrender charges and market value adjustments than those under this contract. The new contract will also provide the same rights to elect changes as those provided under this contract.

Premiums must be received by us at the location that we designate, in good order and in accordance with procedures established by us or as required by law. Your initial premium will be credited within two business days of the business day on which it is received by us. Each subsequent premium will be credited as of the business day on which it is received by us.

This contract does not require fixed premiums. Any refund of premiums (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future premiums of the purchase or additional benefits

25.	An IRA amount is any of the following:

A)	a contribution to an IRA as described in IRC Section 408, including a Simplified Employee Pension under Section 408(k), but excluding Section 408(p), up to but not in excess of the annual limit described in IRC Section 219;

B)	a transfer or rollover contribution as permitted in accordance with IRC Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16); or

C)	a transfer or rollover contribution of amounts attributable to an employer under a Simple IRA plan as described in IRC Section 408(p) for an individual who began participation in the plan at least two years prior to the transfer or rollover.

An IRA amount for this contract does not include a contribution to a Roth IRA as described in, and subject to, IRC Section 408A.

You may make contributions for each tax year prior to the year in which you attain age 70 1/2. All contributions must be in cash. Unless otherwise permitted by law, contributions on your behalf to all IRAs, except for a transfer or a rollover contribution, may not exceed the lesser of your compensation or $5,000 for any taxable year starting in 2008 and years after that.

After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under IRC Section 219(b)(5)(D). The adjustments will be in multiples of $500.

If you are age 50 or older, the annual cash contribution limit is increased by $1,000 for any taxable year starting in 2006 and years after that.

In addition to the contribution amounts above, you may additional contributions authorized by the IRC including

A)	A repayment of a qualified reservist distribution described in IRC Section 72(t)(2)(G) during the two-year period beginning on the day after the end of the active duty period;

B)	Repayments of certain plan distributions made on account of a federally declared disaster; and

C)	Certain amounts received in connection with the Exxon Valdez litigation.

If this is an inherited IRA within the meaning of IRC Section 408(d)(3)(c), no contributions will be accepted.

26.	Allocation of Premiums. You allocate your premiums among the available fixed term deposits, as described in section 28, and/or among FLIO accounts, as described in Part F.

A premium will not be credited under this contract unless we have received valid allocation instructions from you in a form acceptable to us. Your allocation instructions are not valid if you allocate

TCL-MVA2	Page 8

Your TIAA-CREF Investment Horizon Annuity Contract

any part of a premium to a fixed term deposit or FLIO account that is not then available under this contract.

27.	State and local government Premium Tax, if applicable, will be deducted from your contract accumulation when incurred by us. We may deduct these taxes when the premium is received by us or when annuity income commences or the death benefit is paid. If no amount for premium tax was deducted, but premium tax is later determined to be due, we will reduce your contract accumulation by the amount of tax that is determined by us to be due.

Part D: Fixed Term Deposits and Accumulations

28.	Availability of Fixed Term Deposits. We will from time to time declare the fixed term deposits that are then available under this contract. We reserve the right to make certain fixed term deposits unavailable at any time.

No fixed term deposit whose total interest rate is lower than the minimum accumulation interest rate shown on page 3 will be available under this contract.

No fixed term deposit that matures during or after the calendar month containing your 90th birthday, will be available under this contract.

The minimum premium allocation or proceeds of prior fixed term deposits required to begin a fixed term deposit is $5,000 and we reserve the right to increase this minimum in the future.

This contract may not contain more than 120 fixed term deposits at any one time.

29.	Effective Date of a Fixed Term Deposit . Unless you choose to defer the effective date to a future day acceptable to us, a fixed term deposit will be effective as of the end of the business day in which the following requirements have been met:

•	your premium, if applicable, is credited, as described in section 24 and section 26; and

•

we have received from you, in a form acceptable to us, valid instructions to apply the proceeds of one or more prior fixed term deposits or any portion of your short-term holding account accumulation, if applicable.

A fixed term deposit cannot be revoked after its effective date.

30.	Maturity of a Fixed Term Deposit. A fixed term deposit matures at the end of the specified term, and the proceeds then become available to you.

We will mail you a notice at least forty-five days but not more than seventy-five days prior to maturity of each fixed term deposit. Prior to maturity, you must instruct us to apply the proceeds to one or more new fixed term deposits then available, to a FLIO account or to transfer the proceeds out of this contract. If no fixed term deposits are then available under this contract, proceeds may be applied to the short-term holding account.

If we have not received valid instructions from you before maturity, the proceeds will be applied to a new fixed term deposit with the shortest term then available under this contract. If no fixed term deposits are then available under this contract, the proceeds will be applied to the short-term holding account.

31.	A Fixed Term Deposit Accumulation equals:

premiums, proceeds of prior fixed term deposits, and short-term holding account accumulation applied to the fixed term deposit;

plus	interest credited to the fixed term deposit at the minimum accumulation interest rate;

plus	additional amounts credited to the fixed term deposit;

TCL-MVA2	Page 9

Your TIAA-CREF Investment Horizon Annuity Contract

less	any deductions of premium taxes incurred by us for the fixed term deposit;

less	any withdrawals from the fixed term deposit.

32.	We may credit Additional Amounts to your fixed term deposit accumulations and your short-term holding account accumulation. Additional amounts may also be paid with any benefits payable to you or your beneficiary. We do not guarantee that there will be additional amounts.

Any additional amounts credited to your contract accumulation will be based on schedules of total interest rates declared from time to time by TIAA-CREF Life. The total interest rate applicable to a fixed term deposit may depend on the amount of the fixed term deposit accumulation when the fixed term deposit begins.

The total interest rate applicable to a fixed term deposit will not be modified for the entire term of the fixed term deposit.

33.	Your Contract Accumulation equals the sum of your fixed term deposit accumulations and your short-term holding account accumulation. It does not include any FLIO account balances.

Once your entire contract accumulation has been applied to begin payment of an income benefit or death benefit or to establish a FLIO account, we will have fulfilled all obligations concerning your contract accumulation.

34.	Reallocation of Short-term Holding Account Accumulation. If fixed term deposits become available to you while you have a short-term holding account accumulation, we will mail you a notice after which you will have at least fifteen days but not more than forty-five days to allocate your short-term holding account accumulation among the available fixed term deposits. If we do not receive valid instructions from you, your entire short-term holding account accumulation will be applied to a new fixed term deposit with the shortest term then available under this contract.

Part E: Income Benefit

35.	Payment of the Income Benefit. Your contract accumulation can be used to provide you with income benefits.

If your contract accumulation is less than or equal to $25,000 and you want to begin receiving income, you must convert your entire contract accumulation to annuity income. If your contract accumulation is greater than $25,000 and you want to begin receiving income, you must convert at least $25,000 of your contract accumulation to annuity income.

If you die under a two-life annuity option, the second annuitant will continue to receive the payments in accordance with the selected income option. If you both you and the second annuitant die under a two-life annuity option or if you die under a one-life annuity option, your beneficiary(ies) will receive the remaining guaranteed payments due.

36.	The Amount of the Income Benefit will be determined as of the annuity starting date for the income benefit by :

A)	your fixed term deposit accumulations applied to provide the income benefit;

B)	any applicable market value adjustments;

C)	your short-term holding account accumulation applied to provide the income benefit;

D)	the rates specified in the rate schedule;

E)	the income option and payment frequency you choose;

F)	if you choose a one-life annuity, your age; and

G)	if you choose a two-life annuity, your age and your second annuitant’s age.

TCL-MVA2	Page 10

Your TIAA-CREF Investment Horizon Annuity Contract

For each fixed term deposit more than one year prior to maturity on the annuity starting date, the market value adjustment equals the fixed term deposit accumulation multiplied by the applicable fixed term deposit market value adjustment rate described in section 83. Market value adjustments may result in increases or decreases in income amounts.

37.	Starting the Income Benefit. An income benefit will be effective and payment will begin as of the annuity starting date you have chosen for that income option, if you are then living and:

A)	you have chosen one of the income options set forth in section 38; and

B)	if you choose a one-life annuity, we have received due proof of your age; and

C)	if you choose a two-life annuity, we have received due proof of your age and your second annuitant’s age.

You may not begin a one-life annuity after you attain age 90, nor may you begin a two-life annuity after you or your second annuitant attains age 90. For income options other than the FLIO, described in Part F, you may not begin receiving income earlier than fourteen months after the issue date shown on page 3.

At any time before you start to receive an income benefit, you may change the effective date for that income benefit to a date after the change, by written notice to TIAA-CREF Life as explained in section 73.

38.	Income Options are the ways in which you may have the income benefit paid. Any time before the annuity starting date you may choose one of the options described below. Any choice or change of such choice must be made by written notice to us as explained in section 73. You may change your choice at any time before payments begin, but once they have begun no change can be made.

The following are the income options from which you may choose. In addition to providing an income during your lifetime or for a fixed period, some options provide that payments will continue for the lifetime of your second annuitant, and some provide that payments will continue in any event during a guaranteed period as explained below.

The income options are described as monthly payments, but you may choose quarterly, semiannual or annual payments. If the income benefit would be less than $100 a month, we will have the right to change to quarterly, semiannual or annual payments, whichever will result in payments of $100 or more and the shortest interval between payments. Once payments have begun, the frequency cannot be changed. You may not elect an option that would not be treated as an annuity under federal tax law.

Your right to elect an option or change such election is subject to the distribution requirements described in Part I and may be limited in accordance with section 73. The availability of certain income options may be restricted by the IRC.

The periodic amount paid depends on which of these options you choose:

One-Life Annuity. A payment will be made each month for as long as you are alive. You may include a guaranteed period of 10, 15 or 20 years. If you do not include a guaranteed period, all payments will cease at your death. If you include a guaranteed period and you die before the end of that period, monthly payments will continue until the end of that period and then cease.

Two-Life Annuity. A payment will be made each month for as long as either you or your second annuitant is alive. You cannot change your choice of second annuitant after payments begin. You may include a guaranteed period of 10, 15 or 20 years. If you do not include a guaranteed period, all payments will cease after both you and your second annuitant have died. You may choose from among the following forms of two-life annuity.

Full Benefit While Either the Annuitant or the Second Annuitant is Alive. The full monthly benefit payable while both you and the second annuitant are alive will continue to be paid until both

TCL-MVA2	Page 11

Your TIAA-CREF Investment Horizon Annuity Contract

have died. If you include a guaranteed period and you and the second annuitant both die before the end of the period chosen, the full monthly benefit that would have been payable if both of you had lived will continue to be paid until the end of that period and then cease.

Two-thirds Benefit After the Death of Either the Annuitant or the Second Annuitant. At the death of either you or the second annuitant, two-thirds of the monthly benefit that would have been payable if both had lived will continue to be paid until both have died. If you include a guaranteed period and you and the second annuitant both die before the end of the period chosen, two-thirds of the monthly benefit that would have been payable if both of you had lived will continue to be paid until the end of that period and then cease.

Half Benefit After the Death of the Annuitant. The full monthly benefit will continue to be paid as long as you are alive. If the second annuitant survives you, one-half of the monthly benefit that would have been payable if you had lived will continue to be paid until both of you have died. If you include a guaranteed period and you and the second annuitant both die before the end of the period chosen, one-half of the monthly benefit that would have been payable if both had lived will continue to be paid until the end of that period and then cease.

Fixed-Period Annuity. A payment will be made each month for a fixed period you choose that is not less than 5 nor more than 30 years. At the end of the period chosen no further payments will be made. If you die before the end of the period chosen, the monthly payments will continue to the end of that period and then cease.

Payments available under a FLIO are described in Part F.

Automatic Election Provision. If, as of your 90th birthday, you have not chosen one of the income options described in this contract, you will be deemed to have chosen a one-life annuity with a ten-year guaranteed period, or a shorter period if required to meet federal tax law.

Part F: Flexible Lifetime Income Option (FLIO)

39.

FLIO Account. If you are over 59  1/2, you may allocate premiums, proceeds of a fixed term deposit or amounts in the short-term holding account to a FLIO account. The minimum amount needed to establish a FLIO account is $25,000. This contract may not contain more than 120 FLIO accounts at any one time. We reserve the right to determine at which ages FLIO accounts will be available and we do not guarantee that FLIO accounts will be available at all ages and under all options described below.

40.	The Amount of the FLIO Payments will be equal to the Initial FLIO payment described below subject to adjustments as described in section 47. The Initial FLIO Payments will be determined as of the annuity starting date for the FLIO account based on:

A)	premiums applied to the FLIO account;

B)	any fixed term deposit accumulations applied to the FLIO account;

C)	any applicable market value adjustments;

D)	any short-term holding account accumulation applied to the FLIO account;

E)	the FLIO annuity purchase rates specified in the rate schedule;

F)	whether you have chosen the FLIO one-life annuity or the FLIO two-life annuity and the payment frequency you choose;

G)	if you choose a FLIO one-life annuity, your age; and

H)	if you choose a FLIO two-life annuity, your age and your FLIO second annuitant’s age.

TCL-MVA2	Page 12

Your TIAA-CREF Investment Horizon Annuity Contract

41.	Starting your FLIO Payments. A FLIO income benefit will be effective and FLIO payments will begin as of the annuity starting date for the FLIO account, if you are then living and:

A)	you have chosen either a FLIO one-life annuity or a FLIO two-life annuity as set forth in section 43; and

B)	if you choose a FLIO one-life annuity, we have received due proof of your age; and

C)	if you choose a FLIO two-life annuity, we have received due proof of your age and your FLIO second annuitant’s age.

You may not begin a FLIO one-life annuity after you attain age 90, nor may you begin a FLIO two-life annuity after you or your FLIO second annuitant attain age 90.

42.

You name a FLIO Second Annuitant if you choose FLIO payments to be made under a FLIO two-life annuity. You may name your spouse or any other person eligible under TIAA-CREF Life’s practices then in effect to be a FLIO second annuitant. A FLIO second annuitant must be over 59  1/2. Under a FLIO two-life annuity, your life and the life of the FLIO second annuitant are used in determining the FLIO benefit. If you have multiple FLIO accounts, you must choose the same FLIO second annuitant for all FLIO accounts. If the you die, the FLIO second annuitant will:

A)	continue to receive FLIO payments for as long as he or she is alive;

B)	have the right to change the beneficiary(ies) designated to receive the FLIO death benefit, as described in section 48; and

C)	be able to make FLIO account withdrawals, as described in section 47.

43.	Flexible Lifetime Income Options (FLIOs) are the ways in which you may have the FLIO payment paid. At any point before the annuity starting date for a FLIO account, you may choose either of the options described below. Guaranteed periods are not available under the FLIOs.

The FLIOs are described as monthly payments, but you may choose quarterly, semiannual or annual payments. If the FLIO benefit would be less than $100 a month, we will have the right to change to quarterly, semiannual or annual payments, whichever will result in payments of $100 or more and the shortest interval between payments. Once payments have begun, the frequency cannot be changed.

The periodic amount paid depends on which of these options you choose:

FLIO One-Life Annuity . The FLIO payment will be made each month until the date of your death. After your death no further FLIO payments will be made.

FLIO Two-Life Annuity. The FLIO payment will be made each month until you and your FLIO second annuitant both die. After the death of both you and your FLIO second annuitant no further FLIO payments will be made.

44.	The FLIO Income Security Date will be determined for each FLIO account at the time the FLIO account is established. This is the date that FLIO payments will resume if FLIO payments previously terminated because the FLIO account balance was reduced to zero due to withdrawal activity.

45.	The Total FLIO Account Balance Interest Rate applicable to a FLIO account is the total effective annual interest rate we credit that FLIO account. This rate will be set when the FLIO account is established and will not change. Total FLIO account balance interest rates are declared under applicable schedules of rates by TIAA-CREF Life. The total FLIO account balance interest rate will never be less than the minimum FLIO account balance interest rate as defined in the rate schedule.

46.	A FLIO Account Balance equals the greater of $0 and the result of A) through D) as follows:

A)	the amounts allocated to that FLIO account; plus

TCL-MVA2	Page 13

Your TIAA-CREF Investment Horizon Annuity Contract

B)	interest credited at the total FLIO account balance interest rate, as defined in the rate schedule; less

C)	any FLIO payments from that FLIO account; less

D)	the value of any FLIO account withdrawals from that FLIO account.

47.	You may make a FLIO Account Withdrawal at any time after the right to examine period while there is a remaining FLIO account balance. A FLIO account withdrawal request must be received by us at the location that we designate, in good order and in accordance with procedures established by us or as required by law. A FLIO account withdrawal will be effective, and all values determined as of the end of the business day in which we receive your request in a form acceptable to us, unless you choose to defer the effective date to a future day acceptable to us. A request for a FLIO account withdrawal cannot be revoked after its effective date.

The amount of the FLIO account withdrawal can be your entire FLIO account balance or any partial amount of at least $1,000. The FLIO account balance will be reduced by the amount of any FLIO account withdrawal. Any remaining FLIO payments payable before the FLIO income security date will be reduced by the same percentage as the decrease in the FLIO account balance associated with that FLIO account withdrawal. If an entire FLIO account balance is withdrawn, then the FLIO payments associated with that FLIO account will cease entirely until the FLIO income security date. Any FLIO payments payable on or after the FLIO income security date will be unaffected by FLIO account withdrawals. We reserve the right to require that a FLIO account withdrawal be for the entire remaining FLIO account balance if the requested amount of withdrawal would reduce each of the remaining FLIO payments payable before the FLIO income security date to less than $100.

If you make a FLIO account withdrawal, the amount paid to you will be different than the FLIO account withdrawal amount that you requested as a result of the following:

•	The amount paid to you will be decreased by a FLIO surrender charge equal to the FLIO withdrawal amount multiplied by the FLIO surrender charge rate described in the rate schedule.

•

The amount paid to you will be increased or decreased by a FLIO market value adjustment equal to the withdrawal amount multiplied by the FLIO market value adjustment rate described in the rate schedule.

48.	FLIO Death Benefit. If, under a FLIO one-life annuity, you die, your FLIO account balance, if any, will be paid to your beneficiary(ies) as a death benefit. If, under a FLIO two-life annuity, you and your FLIO second annuitant both die, your FLIO account balance, if any, will be paid to your beneficiary(ies) as a death benefit.

Part G Death Benefit

49.	A Death Benefit Payable Date is the date we authorize payment of a beneficiary’s portion of the death benefit. Each beneficiary’s death benefit payable date is the date we have received due proof of your death, and in the case of a FLIO two-life annuity death benefit, proof of the death of you and your FLIO second annuitant, and all information required to be furnished for payment of the beneficiary’s portion of the death benefit.

50.

The Amount of the Death Benefit is the sum of the contract accumulation, if any, plus any FLIO death benefit. No surrender charge or market value adjustment applies to the death benefit. The contract accumulation and any FLIO one-life account balance become payable as a death benefit upon your death. Any FLIO two-life account balance becomes payable as a death benefit after both you and your FLIO second annuitant have both died. The amount of the portion of the Death Benefit to be paid is the sum of the contract accumulation plus any FLIO death benefit as of the first death benefit payable date pursuant

TCL-MVA2	Page 14

Your TIAA-CREF Investment Horizon Annuity Contract

to the death that made that portion of the death benefit payable. On such death benefit payable date, all accounts comprising the portion of the death benefit to be paid will be terminated and all such account balances will be applied to the short-term holding account.

51.	Method of Payment. We will pay each beneficiary’s portion of the death benefit in one sum. The distribution of the death benefit must be made in such a form and begin at such date as meets the requirements of the IRC and the regulations thereunder.

Part H: Withdrawals from a Fixed Term Deposit or the Short-Term Holding Account

52.	Availability of Withdrawals. You may make withdrawals from fixed term deposits or the short-term holding account after the right to examine period. We may limit withdrawals to no more than one withdrawal in any calendar quarter. Multiple withdrawals made on any single day are considered one withdrawal for the purpose of this limitation.

A withdrawal benefit may be paid:

A)	to you as a cash withdrawal;.

B)	to another funding vehicle as a direct transfer under federal tax law; or

C)	to an IRA contract offered by Teachers Insurance and Annuity Association of America (TIAA) or IRA certificate offered by College Retirement Equities Fund (CREF), provided you have met the eligibility requirements for a TIAA IRA contract or CREF IRA certificate;

D)	to any TIAA-CREF Life annuity or to a funding vehicle whether or not it is offered by TIAA, CREF or TIAA-CREF Life, as a tax-free rollover, as permitted in section 71.

Any withdrawal request must be made by written notice to us as explained in section 73. If you withdraw your entire contract accumulation, we will have fulfilled all obligations concerning your contract accumulation.

53.	The Amount of a Withdrawal from a Fixed Term Deposit can be the entire fixed term deposit accumulation or a partial amount of at least $1,000. You cannot make a partial withdrawal that would result in a fixed term deposit accumulation of less than $5,000 following the withdrawal.

Except as described in section 57, if you make a withdrawal from a fixed term deposit more than thirty days prior to its maturity, the amount paid to you will be increased or decreased by a market value adjustment equal to the withdrawal amount multiplied by the fixed term deposit market value adjustment rate described in section 83.

54.	The Amount of a Withdrawal from the Short-term Holding Account can be your entire short-term holding account accumulation or a partial amount of at least $1,000.

55.	Effective Date of a Withdrawal. A withdrawal request must be received by us at the location that we designate, in good order and in accordance with procedures established by us or as required by law. A withdrawal payment will be effective, and all values determined as of the end of the business day in which we receive your request in a form acceptable to us, unless you choose to defer the effective date to a future day acceptable to us. A request for a withdrawal cannot be revoked after its effective date.

We may defer payment of a withdrawal from the short-term holding account for up to six months. If we defer payment of a withdrawal from the short-term holding account for ten or more working days, we will credit interest at the total rate then applicable to amounts left on deposit with us, but not less than the minimum accumulation interest rate specified in the rate schedule. If at any time applicable state law requires a higher rate of interest, such rate will be credited.

TCL-MVA2	Page 15

Your TIAA-CREF Investment Horizon Annuity Contract

56.	Systematic Interest Withdrawals. If your initial premium is at least $25,000, you may elect withdrawals on a systematic basis of the interest credited at the total interest rates applicable to your fixed term deposits. No market value adjustment applies to systematic interest withdrawals.

Systematic interest withdrawals may be elected only as of the date of issue. Systematic interest withdrawals continue until the first death benefit payable date or the date we are notified of your death.

Systematic interest withdrawals may be scheduled to be made monthly, quarterly, semi-annually or annually, from the first to the twenty eighth day of the month. If a scheduled date is not a business day, the withdrawal will be paid on the next business day.

Systematic withdrawals paid by check may be subject to a fee of up to $5 per payment.

57.	Withdrawals to Satisfy Required Distributions. You may request withdrawals from your contract accumulation to satisfy the distribution requirements described in Part I. To request such withdrawals you must select the specific fixed term deposit(s) from which the withdrawal is to be made. You may select such a withdrawal to be made pro-rata across all your fixed term deposits or you may select that the withdrawal be made from one or more specific fixed term deposits. However, we will not allow any such withdrawal that would result in a fixed term deposit with an accumulation less than $5,000. In such case, the fixed term deposit must be liquidated in its entirety even if the amount withdrawn exceeds the required distribution amount.

You may, alternatively, request that systematic required distribution payments be withdrawn from your contract accumulation. You may request that such systematic payments be stopped at any time and then resumed at a later date. Such withdrawals will be withdrawn pro-rata across all your fixed term deposits. However, the pro-rata withdrawal will not include any fixed term deposit whose accumulation would be reduced to less than $5,000 by the withdrawal. If the scheduled systematic withdrawal cannot be made without reducing a fixed term deposit accumulation below $5,000, the withdrawal will not be processed and the systematic withdrawals will be discontinued.

Amounts withdrawn up to the distribution requirements described in Part I will not be subject to any market value adjustment. However, if a fixed term deposit is liquidated in order to satisfy such minimum distribution requirements and the amount thereby distributed exceeds the amount of the required minimum distribution, such excess withdrawal will be subject to any market value adjustment.

PART I: DISTRIBUTION REQUIREMENTS

58.	Application of Distribution Requirements. Your contract will be administered, and benefit payments will be determined and made, to comply with the distribution requirements of the IRC. Notwithstanding any provision of this IRA to the contrary, distributions will be paid according to the requirements of IRC Section 408(b)(3) and the regulations issued thereunder, the provisions of which are herein incorporated by reference.

59.	Beginning Distributions. You must begin to receive distributions from your contract, in accordance with the requirements described in this part of your contract, on or before your required beginning date described in section 15. Your entire interest in this contract will commence to be distributed no later than your required beginning date over (a) your life or the lives of you and your designated beneficiary, or (b) a period certain not extending beyond your life expectancy and the life expectancy of your designated beneficiary. You are deemed to have begun distributions if:

A)	payments are made upon reaching the required beginning date, or

B)

prior to your required beginning date you irrevocably begin to receive income benefits over a period permitted and in a form acceptable under the federal income tax regulations. The annuity income options described in Part E and Part F are designed to meet these requirements.

TCL-MVA2	Page 16

Your TIAA-CREF Investment Horizon Annuity Contract

Therefore, FLIO payments have satisfied their distribution requirement and FLIO payments and FLIO account withdrawals cannot be used to satisfy any distribution requirements applicable to your contract accumulation.

60.	Life Expectancy and Joint and Last Survivor Life Expectancy. Life expectancy is determined using the Single Life Table set forth in Q&A-1 of Section 1.401(a)(9)-9 of the federal income tax regulations or as set forth in any amended or successor regulation. Joint and last survivor life expectancy is determined using the Joint and Last Survivor Table set forth in Q&A-3 of Section 1.401(a)(9)-9 of the federal income tax regulations or as set forth in any amended or successor regulation.

61.	Designated Beneficiary. The designated beneficiary is your oldest primary beneficiary. The designated beneficiary of a trust may be used if the trust meets the requirements set forth in the federal income tax regulations.

62.	Limits on Distribution Periods. Income option payments will be made over your life, or the lives of you and the designated beneficiary, if any. However, any guaranteed period will not exceed your life expectancy, or the joint and last survivor life expectancy of you and the designated beneficiary, if any.

Payments will be made at intervals not longer than one year. Payments will be either nonincreasing, or will increase only as provided in Q&As- 1 and -4 of Section 1,401(a)(9)-6 of the federal income tax regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A -2 of Section 1,401(a)(9)-6 of the federal income tax regulations. If this is an inherited IRA within the meaning of IRC Section 408(D)(3)(C), this paragraph and the following paragraph do not apply.

The distribution periods described in this section cannot exceed the periods specified in Section 1,401(a)(9)-6 of the federal income tax regulations. The first required payment can be made as late as April 1 of the year following the year in which you attain age 70  1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

63.	Determination of Amount to be Distributed each Year. If you have not begun to receive distributions, on an irrevocable basis, from an income option or as a lump-sum benefit as of your required beginning date, the minimum distribution rules of IRC Section 408(a)(6) and the regulations thereunder apply to the first calendar year for which distributions are required, and each year after that.

The amount to be distributed each year will not be less than the amount of your contract accumulation as of the end of the prior calendar year (including the amount of any outstanding rollover, transfer and recharacterization under Q&As -7 and -8 of Section1,408-8 of the federal income tax regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits) divided by the divisor set forth in the federal income tax regulations. This divisor will be that determined from the Uniform Lifetime Table set forth in Q&A-2 of section 1.401(a)(9)-9 of the federal income tax regulations or as set forth in any amended or successor regulation or, if your spouse is the sole designated beneficiary and is more than ten years younger than you, from the Joint and Last Survivor Table set forth in Q&A-3 of section 1.401(a)(9)-9 of the federal income tax regulations or as set forth in any amended or successor regulation.

Distributions after your death shall be calculated using the applicable life expectancy table set forth in the federal income tax regulations. In no event shall the amount to be distributed exceed the contract accumulation as of the date the distribution is made.

TCL-MVA2	Page 17

Your TIAA-CREF Investment Horizon Annuity Contract

64.	Distribution Requirements after your Death. If you die after distributions have begun, the remaining portion to be distributed will continue to be paid under the income option(s) used prior to your death.

If you die before distributions have begun, your entire death benefit will be distributed at least as quickly as follows:

A)	If the designated beneficiary is not your surviving spouse, the entire death benefit will be distributed, starting by the end of the calendar year following the calendar year in which you die, over the remaining life expectancy of the designated beneficiary or, if elected, as explained in C) below. Life expectancy is determined using the designated beneficiary’s age as of his or her birthday in the year following the year of your death. If this is an inherited IRA within the meaning of IRC Section 408(d)(3)(C) established for the benefit of a nonspouse designated beneficiary by a direct trustee-to-trustee transfer from a retirement plan of a deceased individual under IRC Section 402(c)(11), then, notwithstanding any election made by the deceased individual pursuant to the first sentence of this paragraph A) the nonspouse designated beneficiary may elect to have distributions made under this paragraph A) if the transfer is made no later than the end of the year following the year of death.

B)

If the sole designated beneficiary is your surviving spouse, the entire death benefit will be distributed, starting by the later of: (1) the end of the calendar year following the calendar year in which you die, or (2) the end of the calendar year in which you would have attained age 70 1/2, over your spouse’s life expectancy or, if elected, as explained in C) below.

If your surviving spouse dies before death benefit payments have begun to the spouse, the death benefit will be distributed to the spouse’s designated beneficiary, starting by the end of the calendar year following the calendar year in which the spouse dies, over the remaining life expectancy of the spouse’s designated beneficiary or, if elected, as explained in C) below. Life expectancy is determined using the spouse’s designated beneficiary’s age as of his or her birthday in the year following the year your surviving spouse dies.

If your surviving spouse dies after death benefit payments have begun to the spouse, the remaining death benefit will continue to be distributed under the method of payment used prior to the spouse’s death.

C)	If there is no designated beneficiary or if elected in accordance with A) or B) above, distributions will be completed by the end of the calendar year containing the fifth anniversary of your death or of your surviving spouse’s death before distributions are required to begin as explained in B) above.

D)	Instead, your surviving spouse may elect to treat this contract as his or her own if he or she is the sole designated beneficiary by making a contribution to the contract, or by failing to begin distributions in accordance with B) above. If such an election is made, the distribution requirements apply as if your spouse were the original owner of the contract.

Life expectancy, as used in this section, is determined using the Single Life Table set forth in Q&A-1 of section 1.401(a)(9)-9 of the federal income tax regulations or as set forth in any amended or successor regulation. If distributions are being made to a surviving spouse as the sole designated beneficiary, the spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to the spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the designated beneficiary’s age in the year distributions are required to begin and reduced by one for each subsequent year.

For the purposes of this section, required distributions are considered to start:

i)	for your surviving spouse, on the beginning date described in B) above; or

ii)	for other beneficiaries, on the beginning date described in A) or B) above.

TCL-MVA2	Page 18

Your TIAA-CREF Investment Horizon Annuity Contract

For purposes of this section 63, required distributions are considered to commence on your required beginning date or, if applicable, on the date distributions are required to begin to your surviving spouse under paragraph B). However, if distributions start on an irrevocable basis before a required beginning date, then required distributions are deemed to start on a required beginning date.

The required minimum distribution payable to a designated beneficiary from this IRA may be withdrawn from another IRA owned by you and held by the same decedent in accordance with Q&A-9 of Section 1,408-8 of the federal income tax regulations.

Part J: General Provisions

65.	Reports. At least once each year while you have a contract accumulation under your contract, we will provide you with a report for this contract showing the value of your contract accumulation as of a date specified in the report. When applicable, we will also furnish annual calendar year reports with information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

66.	No Loans. This contract does not provide for loans.

67.	Ownership. You own this contract. During your lifetime, you may, to the extent permitted by law, exercise every right given by it without the consent of any other person.

68.	No assignment or transfer. Neither you nor any other person may assign, pledge, or transfer ownership of this contract or any benefits under its terms. Any such action will be void and of no effect.

69.	Protection Against Claims of Creditors. The benefits and rights accruing under this contract are exempt from the claims of creditors or legal process to the fullest extent permitted by law.

70.	Exclusive Benefit and Non-Forfeiture of Benefits. This contract is established for the exclusive benefit of you and your beneficiaries. Your entire interest in this contract is nonforfeitable within the meaning of IRC Section 408(b). Amounts payable under this contract will not be less than the minimum required by any applicable statute of the state or other jurisdiction in which this contract was delivered.

71.	Right to a tax-free rollover. If you or your surviving spouse (or your spouse or former spouse as an alternate payee under a “qualified domestic relations order,” as defined in the IRC) receive a distribution from your contract which qualifies as an eligible rollover distribution under IRC Section 402(c)(4), any portion of it may be paid as a direct rollover to an eligible retirement plan. An eligible retirement plan is, to the extent permitted by law, a plan satisfying the requirements of IRC Section 401(a), 403(a), 403(b), 408 or to the extent that the plan sponsor is a state or local government, Section 457(b). However, after-tax contributions to your contract may not be rolled over to a qualified employer plan.

Retirement plans eligible for such rollovers may, in the future, be changed by law. If such changes become effective, your contract will be governed by the laws and regulations then applicable.

72.	Premium received in error, reliance on information from you. We will refund any premium received that is not an IRA amount, as required by law. We are entitled to rely on information you provide regarding any premium you remit to this contract. We shall be held harmless for any action taken in reliance on such information.

73.	Procedure for Elections and Changes. To be valid, any choices or elections available under this contract, any authorization by you, or revocations or modifications of such authorization, must be made in a form acceptable to us at our home office in New York, NY, or an administrative office designated by us.

Valid instructions will take effect as of the date we receive the instructions. However, if you send us a notice changing your beneficiaries or other persons named to receive payments, it will take effect as of

TCL-MVA2	Page 19

Your TIAA-CREF Investment Horizon Annuity Contract

the date it was signed even if you then die before the notice actually reaches us. If we take any action in good faith before receiving a valid instruction, we will not be subject to liability even if our acts were contrary to such instruction.

We will only accept as valid, instructions received from the party entitled to issue the instruction, as determined by our records.

For purposes of determining the effective dates of any transactions and premium receipts, transaction requests and premiums will only be deemed to have been received when they are received by us, or our appropriately designated agent, in good order, in accordance with procedures established by us or as required by law. We may limit the number of transactions that may be made effective on a single business day.

74.	Payment to an Estate, Guardian, Trustee, etc. We may pay in one sum the commuted value of any benefits due an estate, corporation, partnership, trustee or other entity that is not a natural person.

We will not be responsible for the acts or neglects of any executor, trustee, guardian, or other third party receiving payments under this contract. If a trustee of a trust is designated as a beneficiary, we are not obliged to ask about the terms of the underlying trust or any will.

If the death benefit becomes payable to the designated trustee of a testamentary trust, but:

A)	no qualified trustee makes claim for the benefit within nine months after the death benefit becomes payable; or

B)	evidence satisfactory to us is presented at any time within such nine-month period that no trustee can qualify to receive the benefit due,

payment will be made to the successor beneficiaries, if any are designated and surviving on the death benefit payable date; otherwise payment will be to the executors or administrators of your estate.

If benefits become payable to an inter-vivos trustee, but the trust is not in effect or there is no qualified trustee, payment will be made to the successor beneficiaries, if any are designated and surviving; otherwise payment will be made to the executors or administrators of your estate.

Payment to any trustee, successor beneficiary, estate, executor, or administrator as provided for above shall fully satisfy TIAA-CREF Life’s payment obligations under this contract to the extent of such payment.

75.	Service of Process upon TIAA-CREF Life. We will accept service of process in any action or suit against us on this contract in any court of competent jurisdiction in the United States provided such process is properly made. We will also accept such process sent to us by registered mail if the plaintiff is a resident of the state, district or territory in which the action or suit is brought. This section does not waive any of our rights, including the right to remove such action or suit to another court.

76.	Benefits Based on Incorrect Age. If the amount of benefits is determined by data as to a person’s age that is incorrect, benefits will be recalculated based on the correct age. Any amounts underpaid by us based on the incorrect data will be paid at the time the correction is made. Any amounts overpaid by us based on the incorrect data will be charged against the payments due after the correction is made. Any amounts so paid or charged will include compound interest at the effective rate of 6% per year.

77.	Proof of Survival. We may require satisfactory proof that you, any second annuitant, or anyone named to receive benefits under the terms of this contract is alive on the date any benefit payment is due.

If this proof is not received after it has been requested in writing, we may make reduced payments or withhold payments entirely until such proof is received. If under a two-life annuity we have overpaid benefits because of a death of which we were not notified, subsequent payments will be reduced or withheld until the amount of the overpayment, plus compound interest at the effective annual rate of 6% per year, has been recovered.

TCL-MVA2	Page 20

Your TIAA-CREF Investment Horizon Annuity Contract

78.	Compliance with Laws and Regulations. We will administer this contract to comply with all applicable laws and regulations pertaining to the terms and conditions of this contract. No benefit may be elected and no right may be exercised under this contract if the election of that benefit or exercise of that right is prohibited under an applicable state or federal law or regulation. We will withhold and forward to tax authorities any amounts required by law.

The choice of income options and effective dates, annuity starting date, beneficiaries or second annuitant and the availability of withdrawals as set forth in this contract are subject to the applicable restrictions, distribution requirements, and incidental benefit requirements of the IRC, and any rulings and regulations issued under the IRC.

79.	Right to amend. We may change this contract from time to time in order to comply with applicable federal and state laws on annuities, including the IRC and the regulations relating to a prototype IRA. If we make such a change, we will do so for all contracts written on this form and delivered in the same state this contract was delivered. If you do not agree to such a change, this contract may fail to be a qualified IRA under the prototype to which the Internal Revenue Service approval letter and serial number apply. When required by law, we will obtain the approval for such amendment from any appropriate regulatory authority.

80.	Correspondence and Requests for Benefits. No notice, application, form, or request for benefits will be deemed to be received by us unless it is received at our home office in New York, NY or an administrative office designated by us. All benefits are payable at our home office in New York, NY or an administrative office designated by us. Any questions about this contract or inquiries about our services should be directed to us at TIAA-CREF Life, P.O. Box 724508, Atlanta, GA 31139, or another administrative office designated by us.

Part K: Rate Schedule

A)	Rates Applicable to Contract Accumulations

81.	Minimum Accumulation Interest Rate. The minimum effective annual interest rate to be credited to your contract accumulation is shown on page 3.

82.	The Annuity Purchase Rates applicable to the contract accumulation under this contract will be computed on this basis:

(1)	a deduction for any premium taxes incurred by us for this contract;

(2)	interest at the effective annual rate of 1.5% after the annuity starting date; and

(3)	mortality according to the Annuity 2000 Mortality Table (TIAA Merged Gender Mod C), with ages set back an additional three months for each completed year between January 1, 2000 and the annuity starting date, as illustrated in the accompanying chart.

We may pay income benefits that are higher than guaranteed by this section.

We will compute income benefits provided on the basis stated above, or, if it produces a larger payment, on the basis we use for computing the amount of any individual single premium immediate annuity being offered to the same class of annuitants for the same income option when the payments start, after a deduction for any premium taxes incurred by us for your contract when annuity payments commence.

83.	The Fixed Term Deposit Market Value Adjustment Rate applicable to a fixed term deposit equals N multiplied by R, where N and R are calculated as follows:

N	equals the number of years remaining until maturity of the fixed term deposit. This number is calculated by multiplying the number of days remaining until maturity by 12 and dividing by 365, rounding the result up to the next whole number, and then dividing this result by 12.

TCL-MVA2	Page 21

Your TIAA-CREF Investment Horizon Annuity Contract

R	equals i reduced by j and further reduced by 0.25%, where i and j are calculated as follows:

M	equals N rounded up to a whole number.

The transaction date equals the applicable annuity starting date or withdrawal effective date.

If a new fixed term deposit with a term of M years is available to contracts of this class on the transaction date, then

i	equals the total interest rate applicable to the original fixed term deposit; and

j	equals the total interest rate applicable to a new fixed term deposit with a term of M years being offered on the transaction date.

If a new fixed term deposit with a term of M years is not available to contracts of this class on the transaction date, then

i	equals the yield, as of the effective date of the fixed term deposit, of the STRIPS for which the time then remaining until maturity is closest, within six months, to the term of the fixed term deposit. If no STRIPS within six months is available, then i equals the interpolation of the yields, as of the effective date of the fixed term deposit, of the closest STRIPS maturity prior to, and the closest STRIPS maturity following, the term of the fixed term deposit; and

j	equals the yield, as of the transaction date, of the STRIPS for which the time then remaining until maturity is closest, within six months, to M years. If no STRIPS within six months is available, then j equals the interpolation of the yields, as of the transaction date, of the closest STRIPS maturity prior to, and the closest STRIPS maturity following, M years.

STRIPS refers to US Treasury STRIPS. The STRIPS yield is the US Treasury STRIPS asked yield reported by the Wall Street Journal, or any successor thereto. If the US Treasury STRIPS asked yield is no longer reported by the Wall Street Journal or its successor, we will choose a substantially similar yield, subject to any requisite approval of the insurance supervisory official of the jurisdiction in which this contract is issued.

TCL-MVA2	Page 22

Your TIAA-CREF Investment Horizon Annuity Contract

Guaranteed Annual Amount of Income Benefits

Under a One-Life Annuity with Ten-Year Guaranteed Period

Provided by an Accumulation of $10,000

(after any applicable premium taxes have been deducted)

One-twelfth of the amount shown is payable each month

Adjusted Age When Payments Begin	Annual Amount of Benefit Payments	Adjusted Age When Payments Begin	Annual Amount of Benefit Payments	Adjusted Age When Payments Begin	Annual Amount of Benefit Payments
40	$272.64	57	$351.72	74	$522.00
41	$276.00	58	$358.32	75	$537.24
42	$279.36	59	$365.28	76	$553.32
43	$282.96	60	$372.48	77	$570.24
44	$286.68	61	$380.16	78	$587.88
45	$290.52	62	$388.08	79	$606.24
46	$294.60	63	$396.36	80	$625.44
47	$298.68	64	$405.12	81	$645.48
48	$303.12	65	$414.24	82	$666.24
49	$307.68	66	$423.96	83	$687.72
50	$312.36	67	$434.04	84	$709.68
51	$317.28	68	$444.84	85	$732.36
52	$322.44	69	$456.00	86	$755.28
53	$327.84	70	$467.88	87	$778.56
54	$333.48	71	$480.36	88	$801.96
55	$339.24	72	$493.56	89	$825.24
56	$345.36	73	$507.36	90	$848.16

The yearly payments shown above are those that result from the application of an accumulation of $10,000 to the specified income option when the annuitant has attained an adjusted age as shown, but has not passed the date on which that adjusted age was attained by as much as one month. The annuitant’s adjusted age equals the annuitant’s actual age minus three months for each completed year between January 1, 2000 and the annuity starting date. All ages used in computing payments are calculated in completed years and months. Payments beginning at ages other than those shown, and under other income options, are computed on the basis stated in the rate schedule. For an accumulation other than $10,000, payments will be proportionate.

B)	Rates Applicable to FLIO Account Balances

84.	The Minimum FLIO Account Balance Interest Rate is 1.00% and is the minimum effective annual interest rate to be credited to a FLIO account balance. The minimum FLIO account balance interest rate applies to all FLIO accounts under this contract.

85.	The FLIO Annuity Purchase Rate applicable to a FLIO account will be computed on this basis:

(1)	a deduction for any premium taxes incurred by us for this contract;

(2)	interest at the effective annual rate of 1.5% after the annuity starting date for the FLIO; and

(3)	mortality according to the Annuity 2000 Mortality Table (TIAA Merged Gender Mod C), with ages set back an additional three months for each completed year between January 1, 2000 and the date that annuity payments begin, as illustrated in the accompanying chart.

We may make FLIO payments that are higher than guaranteed by this section.

TCL-MVA2	Page 23

Your TIAA-CREF Investment Horizon Annuity Contract

We will compute FLIO payments provided on the basis stated above, or, if it produces a larger payment, on the basis we use for computing the amount of any individual single premium immediate annuity being offered to the same class of annuitants for the same income option when the payments start, after a deduction for any premium taxes incurred by us for your contract when FLIO payments commence.

86.	The FLIO Surrender Charge Rate for a FLIO account is equal to one-half of the total FLIO account balance interest rate for that FLIO account.

87.	The calculation of the FLIO Market Value Adjustment Rate for a FLIO account equals Duration(2) multiplied by Q where Duration(2) and Q are calculated as follows:

Duration equals b reduced by the quotient of c divided by one less than d where:

b equals the quantity one plus h divided by h;

d equals the quantity one plus h raised to the power of c and

h equals the total interest rate for that FLIO account

Duration(1) equals Duration calculated when c equals the time remaining from the date on which the FLIO account was established until the FLIO income security date rounded up to the year;

Duration (2) equals Duration calculated when c equals the time remaining from the actual withdrawal date until the FLIO income security date rounded up to the year

Q equals k reduced by m and further reduced by 0.50%, where

k equals the zero-coupon bond rate for Duration(1) rounded up to the next year implied by the Bloomberg Fair Value A Curve at the FLIO account initiation date; and

m equals the zero-coupon bond rate for Duration (2) rounded up to the next year implied by the Bloomberg Fair Value A Curve on the FLIO withdrawal date

The Bloomberg Fair Value A Curve has bond equivalent yields, which are semiannually compounded yields to maturity of coupon bonds. These yields imply zero-coupon rates, which are annual effective yields of zero-coupon bonds.

The Bloomberg Fair Value A Curve refers to the Bloomberg Fair Market Sector Composite U.S. Dollar Corporate A-Rated Curve (FMC #882) as found on Bloomberg under the FMC Function. The Composite A-Rated yield is the Corporate A-Rated Composite asked yield reported by Bloomberg under the FMC 882 Function, or any successor thereto. If the Corporate Composite A-Rated asked yield is no longer reported by Bloomberg or its successor, we will choose a substantially similar yield, subject to any requisite approval of the insurance supervisory official of the jurisdiction in which this contract is issued.

TCL-MVA2	Page 24

Your TIAA-CREF Investment Horizon Annuity Contract

Guaranteed Annual Amount of FLIO Payments

Under a FLIO One-Life Annuity

Provided by $25,000 Applied to a FLIO Account

(after any applicable premium taxes have been deducted)

One-twelfth of the amount shown is payable each month

Adjusted Age When Payments Begin	Annual Amount of Benefit Payments	Adjusted Age When Payments Begin	Annual Amount of Benefit Payments	Adjusted Age When Payments Begin	Annual Amount of Benefit Payments
40	$651.60	57	$796.68	74	$1,065.00
41	$658.92	58	$803.52	75	$1,095.12
42	$664.08	59	$817.68	76	$1,104.72
43	$672.00	60	$832.56	77	$1,137.84
44	$677.28	61	$839.76	78	$1,173.60
45	$685.68	62	$855.84	79	$1,183.68
46	$694.44	63	$872.64	80	$1,223.16
47	$700.08	64	$880.32	81	$1,233.00
48	$709.44	65	$898.56	82	$1,276.56
49	$719.16	66	$917.88	83	$1,323.96
50	$725.16	67	$926.04	84	$1,334.52
51	$735.60	68	$946.92	85	$1,387.32
52	$746.52	69	$969.12	86	$1,445.16
53	$752.88	70	$977.76	87	$1,456.68
54	$764.52	71	$1,001.88	88	$1,521.60
55	$771.00	72	$1,027.68	89	$1,532.88
56	$783.60	73	$1,036.80	90	$1,606.20

The payments shown above are those that result from the application of $25,000 applied to a FLIO when the annuitant has attained an adjusted age as shown, but has not passed the date on which that adjusted age was attained. The annuitant’s adjusted age equals the annuitant’s actual age minus three months for each completed year between January 1, 2000 and the date on which the FLIO account is initiated. Payments beginning at ages other than those shown, and under other income options, are computed on the basis stated in the rate schedule. For an initial amount other than $25,000, payments will be proportionate.

Flexible Premium Deferred Annuity

Fixed Accumulation and Income Benefit

Nonparticipating

TCL-MVA2	Page 25